UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 10, 2015

KENNEDY-WILSON HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33824	26-0508760
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

151 S. El Camino Drive Beverly Hills, California	90212
(Address of Principal Executive Offices)	(Zip Code)

(310) 887-6400

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 10, 2015, Kennedy-Wilson, Inc. (the “Borrower”), a wholly-owned subsidiary of Kennedy-Wilson Holdings, Inc. (the “Company”) entered into a $475 million unsecured revolving credit facility (the “Revolving Facility”) with a syndicate of lenders and Bank of America, N.A., as administrative agent and letter of credit issuer, and terminated its existing revolving credit facility. The Revolving Facility currently has no outstanding balance.

Loans under the Revolving Facility bear interest at a rate equal to LIBOR plus 2.50% or 3.00%, depending on the consolidated leverage ratio as of the applicable measurement date, and have a maturity date of December 10, 2018. Subject to certain conditions precedent and at the Borrower’s option, the maturity date of the Revolving Facility may be extended by one year.

The Revolving Facility has certain covenants that, among other things, limit the Company and certain of its subsidiaries’ ability to incur additional indebtedness, repurchase capital stock or debt, sell assets or subsidiary stock, create or permit liens on assets, engage in transactions with affiliates, enter into sale/leaseback transactions, issue subsidiary equity and enter into consolidations or mergers.

The credit agreement that governs the Revolving Facility requires the Company to maintain (i) a maximum consolidated leverage ratio (as defined in the credit agreement) of not greater than 65%, measured as of the last day of each fiscal quarter, (ii) a minimum fixed charge coverage ratio (as defined in the credit agreement) of not less than 1.60 to 1.00, measured as of the last day of each fiscal quarter for the period of four full fiscal quarters then ended, (iii) a minimum consolidated tangible net worth equal to or greater than the sum of $920,660,504.65 plus an amount equal to fifty percent (50%) of net equity proceeds received by the Company after the date of September 30, 2015 financial statements, measured as of the last day of each fiscal quarter, (iv) a maximum recourse leverage ratio (as defined in the credit agreement) of not greater than an amount equal to consolidated tangible net worth as of the measurement date multiplied by 1.5, measured as of the last day of each fiscal quarter, (v) a maximum adjusted secured leverage ratio (as defined in the credit agreement) of not greater than 55%, measured as of the last day of each fiscal quarter, and (vi) liquidity (as defined in the credit agreement) of at least $250 million.

As of September 30, 2015, the Company’s consolidated leverage ratio was 54.4%, its fixed charge coverage ratio was 3.40 to 1.00, its consolidated tangible net worth was $1,315,229,292 and its adjusted secured leverage ratio was 42.3%. In addition, the Company met both the recourse leverage ratio and liquidity tests.

The obligations of the Borrower pursuant to the Credit Agreement are guaranteed by the Company and certain wholly-owned subsidiaries of the Company.

The descriptions of the Credit Agreement contained herein are qualified in their entirety by reference to the terms of the Credit Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

ITEM 1.02.	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

In connection with the Credit Agreement described in Item 1.01 above, the Borrower terminated its previously existing revolving credit facility. The previous revolving credit facility (“Prior Credit Agreement”) was evidenced by a Revolving Loan Agreement, dated as of July 22, 2010 among the Borrower, the Company and certain subsidiaries of the Company, the lenders party thereto and U.S. Bank National Association, as administrative agent. The Prior Credit Agreement was terminated simultaneously with the closing of the Credit Agreement described in Item 1.01 above.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OFF-BALANCE SHEET ARRANGEMENT

The information under Item 1.01 above is incorporated by reference under this Item 2.03.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

10.1	Credit Agreement dated as of December 10, 2015 among Kennedy-Wilson, Inc., Kennedy-Wilson Holdings, Inc., certain subsidiaries of Kennedy-Wilson Holdings, Inc. party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent and letter of credit issuer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kennedy-Wilson Holdings, Inc.

Date: December 10, 2015	By:	/s/ JUSTIN ENBODY
Justin Enbody
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Credit Agreement dated as of December 10, 2015 among Kennedy-Wilson, Inc., Kennedy-Wilson Holdings, Inc., certain subsidiaries of Kennedy-Wilson Holdings, Inc. party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent and letter of credit issuer